UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 21, 2009

CHINANET ONLINE HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-138111 (Commission File Number)	20-4672080 (IRS Employer Identification No.)

No.3 Min Zhuang Road, Building 6,
Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195
(Address of principal executive offices and zip code)

+86-10-51600828
(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 21, 2009 (the “Closing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”), with several investors, including institutional, accredited and non-US persons and entities (the “Investors”), pursuant to which we sold units, comprised of 10% Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and two series of warrants, for a purchase price of $2.50 per unit and gross proceeds of approximately $10.3 million (the “Financing”).  Net proceeds from the Financing were approximately $9.5 million.  We sold 4,121,600 units in the aggregate, which included (i) 4,121,600 shares of our Series A Preferred Stock, (ii) a Series A-1 Warrant to purchase 2,060,800 shares of our common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $3.00 per share with a three-year term, and (ii) a Series A-2 Warrant to purchase 2,060,800 shares of Common Stock at an exercise price of $3.75 with a five-year term.

Registration Rights Agreement

In connection with the Financing, we entered into a registration rights agreement (the “RRA”) with the Investors in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the shares of Common Stock underlying the Series A Preferred Stock (the “Conversion Shares”) and the Warrants (the “Warrant Shares”), thirty (30) days after the closing of the Financing.  We have agreed to use our best efforts to have the Registration Statement declared effective within 150 calendar days after filing, or 180 calendar days after filing in the event the Registration Statement is subject to a “full review” by the SEC.

We are required to keep the Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 2% of each holder’s initial investment in the Units sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid with respect to any securities being registered that we are not permitted to include in the Financing Registration Statement due to the SEC’s application of Rule 415.

Securities Escrow Agreement

We  entered into a securities escrow agreement with the Investors (the “Escrow Agreement”), pursuant to which Rise King Investment Limited, a British Virgin Islands company (the “Principal Stockholder”), initially placed 2,558,160 shares of Common Stock (the “Escrow Shares”) into an escrow account.  Of the Escrow Shares, 1,279,080 shares (equivalent to 50% of the Escrow Shares) are being held as security for the achievement of audited net income equal to or greater than $7.7 million for the fiscal year 2009 (the “2009 Performance Threshold”) and the remaining 1,279,080 of the Esrow Shares are being held as security for the achievement of audited net income equal to or greater than $14 million for the fiscal year 2010 (the “2010 Performance Threshold”).

If we achieve at least 95% of the applicable Performance Threshold, all of the Escrow Shares for the corresponding fiscal year shall be returned to the Principal Stockholder. If we achieve less than 95% of the applicable Performance Threshold, the Investors shall receive in the aggregate, on a pro rata basis (based upon the number of shares of Series A Preferred Stock or Conversion Shares owned by each such Investor as of the date of distribution of the Escrow Shares), 63,954 shares of the Escrow Shares for each percentage by which the applicable Performance Threshold was not achieved up to the total number of Escrow Shares for the applicable fiscal year.  Any Escrow Shares not delivered to any Investor because such Investor no longer holds shares of Series A Preferred Stock or Conversion Shares shall be returned to the Principal Stockholder.

For the purposes of the Escrow Agreement, net income is defined in accordance with US GAAP and reported by us in our audited financial statements for each of the fiscal years ended 2009 and 2010; provided, however, that net income for each of fiscal years ended 2009 and 2010 shall be increased by any non-cash charges incurred (i) as a result of the Financing , including without limitation, as a result of the issuance and/or conversion of the Series A Preferred Stock, and the issuance and/or exercise of the Warrants, (ii) as a result of the release of the Escrow Shares to the Principal Stockholder and/or the Investors, as applicable, pursuant to the terms of the Escrow Agreement, (iii) as a result of the issuance of ordinary shares of the Principal Stockholder to Messrs. Handong Cheng and Xuanfu Liu and Ms. Li Sun (the “PRC Shareholders”), upon the exercise of options granted to the PRC Shareholders by the Principal Stockholder, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the Financing, (v) the exercise of any warrants to purchase Common Stock outstanding  and (vi) the issuance under any performance based equity incentive plan that we adopt.

Lock-Up Agreement

We are a party to a Lock-Up Agreement with each of our executive officers and directors (the “Affiliates”), under which the Affiliates have agreed with not to offer, sell, contract to sell, assign, transfer, hypothecate gift, pledge or grant a securitiy interest in, or other wise dispose of  any shares of our common stock that such Affiliates presently own or may acquire after the Closing Date during the period commencing on the Closing Date and expiring on the date that is six months following the effective date of the Registration Statement  (the “Lock-up Period”).  Each Affiliate further agreed that during the 12-month period following the Lock-up Period, such Affiliate shall not transfer more than one-tenth (1/12) of such Affiliate’s holding of Common Stock during any one calendar month.

A copy of the the Purchase Agreement, the Forms of Warrants, the Registration Rights Agreement, the Escrow Agreement, the Certificate of Designation setting forth the terms of the Series A Preferred Stock and the Lock-up Agreement are filed as exhibits hereto.  The description of the transactions pursuant to the Purchase Agreement, and our obligations under the Certificate of Designation, the Registration Rights Agreement, the  Escrow Agreement and the Warrants set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by reference into this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, on August 21, 2009, we consummated a private placement of units to several investors, including institutional, accredited and non-US persons and entities.  We sold 4,121,600 units in the aggregate, which included (i) 4,121,600 shares of our Series A Preferred Stock, (ii) a Series A-1 Warrant to purchase 2,060,800 shares of our Common Stock at an exercise price of $3.00 per share with a three-year term, and (ii) a Series A-2 Warrant to purchase 2,060,800 shares of Common Stock at an exercise price of $3.75 with a five-year term.  The units were sold for $2.50 per share.  Gross proceeds from the Financing were approximately $10.3 million.  Net proceeds from the Financing were approximately $9.5 million.

The holders of the Series A Preferred Stock have a beneficial ownership limitation on conversion, such that no holder may convert its shares of Series A Preferred Stock if after such conversion the holder would beneficially own, together with its affiliates, more than 9.99% of the then issued and outstanding shares of or Common Stock (the “Maximum Amount”).  Each share of Series A Preferred Stock is convertible into such number of fully paid and nonassessable shares of our Common Stock equal to the quotient of the liquidation preference amount per share of Series A Preferred Stock (equal to $2.50, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon) divided by the conversion price, which initially is $2.50 per share, subject to adjustments for stock splits and combinations, issuance of additional shares of Common Stock and other events as set forth in the terms therein (the “Conversion Price”).  The Series A Preferred Stock automatically converts into shares of Common Stock up to the Maximum Amount, upon the earlier to occur of (x) the 24-month anniversary after the Closing Date, and (y) such time that the volume weighted average price of the Common Stock is no less than $5.00 for a period of ten consecutive trading days with the daily volume of at least 50,000 shares per day.

TriPoint Global Equities, LLC acted as placement agent in the Financing and received a (i) a cash fee in the amount of $721,280, equal to 7% of the gross proceeds of the Financing; (ii) a management fee in the amount of $51,520, equal to 0.5% of the gross proceeds of the Financing; and (iii) warrants to purchase up to 329,728 shares of Common Stock, equal to 8% of the aggregate number of units sold in the Financing.

The issuance of the units was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D or Regulation S promulgated thereunder.  We have relied on the status of the Investors as (i) accredited investors under Regulation D, or (ii) non-US persons under Regulation S, in claiming the exemption from registration of the units, and the securities underlying the units sold in the Financing.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 18, 2009, in connection with the Financing, our Board of Directors adopted resolutions to designate a series of our authorized preferred stock as, 10% Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  On August 21, 2009,  we filed a Certificate of Designations of the Series A Preferred Stock with the State of Nevada in which 8,000,000 shares of the Company’s authorized preferred stock were designated as the Series A Preferred.

The Series A Preferred Stock is entitled to dividends at a rate of 10% per annum, payable quarterly within thirty (30) days following the last business day of each August, November, February and May of each year, until all the shares of Series A Preferred Stock is fully converted.

The holders of the Series A Preferred Stock have a beneficial ownership limitation on conversion, such that no holder may convert its shares of Series A Preferred Stock if after such conversion the holder would beneficially own, together with its affiliates, more than 9.99% of the then issued and outstanding shares of or Common Stock (the “Maximum Amount”).  Each share of Series A Preferred Stock is convertible into such number of fully paid and nonassessable shares of our Common Stock equal to the quotient of the liquidation preference amount per share of Series A Preferred Stock (equal to $2.50, plus any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon) divided by the conversion price, which initially is $2.50 per share, subject to adjustments for stock splits and combinations, issuance of additional shares of Common Stock and other events as set forth in the terms therein (the “Conversion Price”).

The Series A Preferred Stock automatically converts into shares of Common Stock up to the Maximum Amount, upon the earlier to occur of (x) the 24-month anniversary after the Closing Date, and (y) such time that the volume weighted average price of the Common Stock is no less than $5.00 for a period of ten consecutive trading days with the daily volume of at least 50,000 shares per day. The holders of the Series A Preferred Stock have weighted average anti-dilution protection for a period of 12 months following the effective date of the Registration Statement in the event that the Company issues or sells shares of Common Stock or securities convertible or exchangeable into shares of Common Stock in certain transactions at a price per share less than the then-applicable Conversion Price.

For a period of 24 months commencing on August 26, 2009, so long as there are holders of at least 25% of the shares of Series A Preferred Stock issued and outstanding the holders shall have a right of first refusal to participate in subsequent financings by the Company, up to each such holders original investment about in the Financing.

The shares of Series A Preferred Stock have class voting rights and each holder thereof is also permitted to vote such shares with the Common Stock and is entitled to cast votes equal to the number of shares of Common Stock into which such holder’s Series A Preferred Stock would then be convertible, up to the Maximum Amount.

Item 8.01	Other Events

On August 27, 2009, the Registrant issued a press release announcing the closing of the Financing described in Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(b)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation.
4.1	Form of Series A-1Warrant
4.2	Form of Series A-2 Warrant
4.3	Registration Rights Agreement, dated as of August 21, 2009.
10.1	Securities Purchase Agreement, dated as of August 21, 2009.
10.2	Securities Escrow Agreement, dated as of August 21, 2009.
10.3	Form of Lock-Up Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINANET ONLINE HOLDINGS, INC.

By:  /s/ Handong Cheng

Name:  Handong Cheng
Title:    Chief Executive Officer and Chairman